Exhibit 99.1

FROM:	MSA (Mine Safety Appliances Company)
Ticker: MSA (NYSE)
Contact: Mark Deasy – (412) 967-3357

FOR IMMEDIATE RELEASE

MSA Announces Record Second Quarter Results and Declares Dividends

Global Safety Equipment Manufacturer Reports Best Second Quarter Ever

PITTSBURGH, August 3, 2005 – MSA (NYSE) today announced that net sales for the second quarter of 2005 were $220.1 million, compared with $213.1 million for the second quarter of 2004, an increase of $7.0 million, or 3 percent. Net income for the second quarter of 2005 improved 6 percent to $19.2 million, or 52 cents per diluted share, compared with $18.1 million, or 48 cents per diluted share, for the same quarter last year. This performance represents the best second quarter sales and earnings in company history.

Net sales for the six months ended June 30, 2005 were $448.2 million, compared with $407.6 million for the same period in 2004, an increase of $40.6 million, or 10 percent. Net income for the six months ended June 30, 2005 improved 18 percent to $40.6 million, or $1.09 per diluted share, compared with $34.3 million, or 90 cents per diluted share, for the same period last year.

Strong second quarter sales growth in the company’s International and European segments was partially offset by lower sales in North America. Local currency sales in MSA’s International and European segments increased approximately $6.9 million and $3.5 million, respectively, in the second quarter of 2005. In the International segment, sales growth occurred primarily in South America, Asia, Australia and the Middle East, reflecting improved economic conditions; focused sales and marketing initiatives; as well as several large breathing apparatus orders for the fire service and

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government markets. Much of the sales growth in Europe was attributable to MSA Sordin, a leading manufacturer of hearing protection, which the company acquired in June of last year. The favorable translation effects of stronger local currencies accounted for approximately $1.5 million and $0.6 million of the current quarter sales increases in International and European segments, respectively.

The $5.4 million decrease in North American segment sales during the current quarter was primarily related to lower shipments of gas masks and self-contained breathing apparatus, down approximately $9.0 million and $5.3 million, respectively; partially offset by a combined increase of approximately $6.5 million in shipments of Advanced Combat Helmets and related communication systems. Lower gas mask sales reflect the winding down of current military contracts. The decrease in self-contained breathing apparatus sales was primarily related to delays in the release of federal funding to local fire departments under the Assistance to Firefighters Grant Program. These annual grants, which in 2004 started to be released in the second quarter, have not yet begun this year. Furthermore, when two product introductions are made at the Fire Rescue International exhibition later this month, the company expects that some meaningful backlog of breathing apparatus can be shipped. The recently introduced Evolution 5200, an innovative new thermal imaging camera, has generated considerable customer interest. However, a shortfall in the supply of a key externally purchased component has restricted invoicing. The company believes that the supply issue is improving and expects that sales will rebound over the remainder of the year.

North American segment net income for the current quarter includes a one-time U.S. income tax benefit of approximately $2.0 million related primarily to the release of previously-established tax reserves on research and development credits claimed in earlier years. These reserves were released based on communication received from the Internal Revenue Service in June. Excluding this benefit,

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net income in the North American segment was down approximately $1.0 million on lower sales. Improved net income in the European and International segments reflects the previously discussed sales growth.

“Our generation of orders, sales and income has been very good and surpassed our goals in a broad majority of our business,” said John T. Ryan III, MSA Chairman and CEO. “Particularly distinctive has been our progress in International and Europe and in major parts of our U.S. business, particularly MSA Safety Works, head protection—for industrial, fire service and military markets, and military communication systems. The challenges during the quarter have been the government funding and supply issues in a few fire service related product lines as noted above,” Mr. Ryan continued. “As previously noted, we expect that military gas mask sales will be lower than last year, reflecting the maturity of the military’s requirement. I am pleased that MSA Auer, along with a joint development partner, was recently awarded a new contract to begin production of the new German military gas mask. I would expect that we will see a rebound in shipments of breathing apparatus in the U.S., as Assistance to Firefighters Grant Program funding begins to flow to local departments. We are optimistic that the remainder of this year will continue our progress of increasing sales and net income,” Mr. Ryan concluded.

MSA Declares Dividends

In a related matter, the Board of Directors of MSA declared a third quarter dividend of 14 cents per share on common stock, payable September 10, 2005 to shareholders of record on August 19, 2005.

The Board also declared a dividend of 56-1/4 cents per share on preferred stock, payable September 1, 2005 to shareholders of record on August 19, 2005.

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About MSA:

Established in 1914, MSA is a global leader in the development, manufacture and supply of sophisticated safety products that protect people’s health and safety. Sophisticated safety products typically integrate any combination of electronics, mechanical systems and advanced materials to protect users against hazardous or life-threatening situations. The company’s comprehensive line of products is used by workers around the world in the fire service, homeland security, construction and other industries, as well as the military. Principal products include self-contained breathing apparatus, gas masks, gas detection instruments, head protection, respirators and thermal imaging cameras. The company also provides a broad range of consumer and contractor safety products through retail channels. These products are marketed and sold under the MSA Safety Works brand. MSA has more than 30 international locations. Additional information is available on the company’s Web site at http://www.msanet.com.

Cautionary Statement Regarding Forward-Looking Statements:

Except for historical information, certain matters discussed in this press release may be forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements, including without limitation all projections and anticipated levels of future performance, involve risks, uncertainties and other factors that may cause our actual results to differ materially from those discussed herein. Actual results can be affected by any number of factors, many of which are outside of management’s control. Among the factors that could cause such differences are timing and market acceptance of new products, the company’s ability to fulfill order backlogs, the timing and ability to obtain military contracts, delays in obtaining raw materials, the economic environment and interest and currency exchange rates. These risks, uncertainties and other factors are detailed from time to time in our filings with the United States Securities and Exchange Commission (“SEC”). You are strongly urged to review all such filings for a more detailed discussion of such risks and uncertainties. Our SEC filings are readily obtainable at no charge at www.sec.gov, as well as on a number of other commercial web sites.

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Mine Safety Appliances Company

Condensed Consolidated Statement of Income (Unaudited)

(In thousands, except earnings per share and shares outstanding)

	Three Months Ended June 30		Six Months Ended June 30
	2005	2004	2005	2004
Net sales	$220,124	$213,114	$448,172	$407,604
Other income	1,017	678	2,349	1,464
Cost of products sold	132,684	128,183	267,364	240,870
Selling, general and administrative	53,098	49,333	106,656	99,527
Research and development	5,980	5,087	11,660	10,302
Interest	1,391	1,215	2,609	1,729
Currency exchange loss	724	1,253	1,339	1,920

Income before income taxes	27,264	28,721	60,893	54,720
Provision for income taxes	8,063	10,603	20,339	20,464

Net income	19,201	18,118	40,554	34,256

Basic earnings per common share	$0.53	$0.49	$1.11	$0.93

Diluted earnings per common share	$0.52	$0.48	$1.09	$0.90

Average number of common shares outstanding (basic)	36,515,017	37,054,155	36,500,378	37,008,851

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Mine Safety Appliances Company

Condensed Consolidated Balance Sheet

(In thousands)

	June 30 2005	December 31 2004
	(Unaudited)
Current assets
Cash and cash equivalents	$61,514	$76,545
Trade receivables, net	158,925	157,824
Inventories	129,596	124,846
Other current assets	37,552	38,445

Total current assets	387,587	397,660

Property, plant and equipment, net	118,213	123,716
Prepaid pension cost	136,546	131,496
Goodwill	47,849	49,495
Other non-current assets	30,264	31,743

Total	720,459	734,110

Current liabilities
Notes payable and current portion of long-term debt	$37,220	$6,378
Accounts payable	41,608	40,705
Other current liabilities	71,514	79,984

Total current liabilities	150,342	127,067

Long-term debt	54,352	54,463
Pension and other employee benefits	78,437	83,628
Deferred tax liabilities	76,100	76,704
Other non-current liabilities	10,834	14,637
Shareholders’ equity	350,394	377,611

Total	720,459	734,110

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Mine Safety Appliances Company

Segment Information (Unaudited)

(In thousands)

	Three Months Ended June 30		Six Months Ended June 30
	2005	2004	2005	2004
Net sales
North America	$138,578	$144,019	$286,239	$273,649
Europe	45,754	41,670	94,095	81,056
International	35,792	27,425	67,838	52,899

Total	220,124	213,114	448,172	407,604

Net income
North America	$14,863	$13,913	$30,805	$27,695
Europe	2,413	2,237	6,609	4,069
International	2,519	2,162	4,310	3,292
Reconciling	(594)	(194)	(1,170)	(800)

Total	19,201	18,118	40,554	34,256

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